UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2006

BEVERLY HILLS BANCORP INC.

DELAWARE	0-21845	93-1223879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23901 Calabasas Road, Suite 1050 Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 223-8084

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements and Related Audit Report and Completed Interim Reviews.

As reported in the Report on Form 8-K filed February 27, 2006, the Audit Committee of the Board of Directors of Beverly Hills Bancorp Inc. (the “Company” or “BHBC”) previously concluded that the Company’s audited financial statements and related audit report for the year ended December 31, 2004 and its unaudited balance sheets as of March 31, 2005, June 30, 2005 and September 30, 2005 should no longer be relied upon. On March 21, 2006, the Audit Committee concluded that the 2004 financial statements contained additional material errors, and as a result, the Company’s unaudited financial statements as of and for the quarters ended June 30, 2004 and September 30, 2004 can no longer be relied upon.

These additional material errors related to the calculation of the gain on the sale of the Company’s former loan servicing subsidiary, Wilshire Credit Corporation (“WCC”), effective April 30, 2004, and the taxes associated with such gain. As a result of these errors, the gain on the sale of WCC, net of taxes, was understated by approximately $2.0 million. The Company also identified further errors related to prior years’ income tax provisions and tax returns which, though not considered material, will be corrected in connection with the restatement of its 2004 financial statements.

The cumulative effect of these adjustments and the adjustments discussed on the Form 8-K filed on February 27, 2006 are expected to reflect a decrease in income from continuing operations of approximately $0.7 million and an increase in income from discontinued operations of approximately $1.8 million. As a result, net income for the year ended December 31, 2004, as restated, is expected to increase by approximately $1.1 million.

The Company will include the restated financial statements as of and for the year ended December 31, 2004 in its 2005 Annual Report on Form 10-K. In addition, the Company’s Form 10-K will provide condensed restated financial statements as of and for the quarters ended June 30, 2004 and September 30, 2004, and restated balance sheets as of March 31, 2005, June 30, 2005 and September 30, 2005.

BHBC’s Audit Committee and executive officers have discussed the matters described herein with the Company’s independent accountants, Deloitte & Touche LLP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2006	BEVERLY HILLS BANCORP INC.
Registrant

/s/ Larry B. Faigin
Larry B. Faigin
CHIEF EXECUTIVE OFFICER